Exhibit 99.3

CORPORATE PARTICIPANTS

Pablo Paez The GEO Group, Inc. - VP of Corporate Relations

George Zoley The GEO Group, Inc. - Chairman & CEO

Brian Evans The GEO Group, Inc. - SVP & CFO

John Hurley The CEO Group, Inc. - President, GEO Corrections & Detention

CONFERENCE CALL PARTICIPANTS

Brian Ruttenbur CRT Capital - Analyst

Tobey Sommer Suntrust - Analyst

Brian Hoffman Avondale Partners - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first-quarter 2014 The GEO Group earnings conference call. My name is Brittany and I’ll be the operator at this time. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

At this time, I would now like to turn the presentation over to your host for today, Pablo Paez, Vice President of Corporate Relations. Please proceed.

Pablo Paez - The GEO Group, Inc. - VP of Corporate Relations

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s first-quarter 2014 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; and John Hurley, President of GEO Corrections & Detention.

This morning we will discuss our first-quarter performance and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com

Today we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George Zoley - The GEO Group, Inc. - Chairman & CEO

Thanks, Pablo, and good morning to everyone, and thank you for joining us as we review our first-quarter results and provide an update on our efforts to pursue quality growth opportunities and return value to our shareholders. We are very pleased with our strong first-quarter results, as well as our outlook for 2014, which are representative of the continued growth in our earnings and cash flows.

Our strong financial performance continues to be driven by sound operational and financial performance from our diversified business units in the US and internationally. During the first quarter of this year we achieved a number of milestones, including the activation of several important projects.

In early February, we assumed management of the Graceville, Moore Haven and Bay correctional facilities in the State of Florida. These managed only agreements which total 3854 beds are expected to generate more than $56 million in annualized revenues.

In Texas, we expanded the contract capacity at our company-owned Rio Grande Detention Center from 1500 beds to 1900 beds. The center will house detainees for both the US Marshals Service and ICE, and is expected to generate combined annual revenues of $38 million.

In California, we completed the intake of inmates at our Central Valley and Desert View facilities totaling 1400 beds, which began in the fourth quarter of last year under 5-year agreements.

We also expanded the contract capacity at our Golden State facility by 100 beds under a new long-term agreement. The activation of these 1500 company-owned beds in California is expected to generate approximately $33 million in annualized revenues.

Additionally, earlier this month we announced the reactivation of our company-owned McFarland facility under a new contract with the California Department of Corrections & Rehabilitation, effective through June 30, 2018. The 260-bed facility will house female inmates and will provide enhanced rehabilitation and recidivism reductions programs. The facility is expected to generate approximately $9 million in annualized revenues, and the contract includes provision for a 260-bed expansion which can be exercised at the state’s option.

This new contract is indicative of the continued need for correctional beds in the state of California, as well as our Company’s ability to grow by delivering enhanced rehabilitation programs. All of these important milestones have positioned us to continue to return value to our shareholders.

As we announced this morning, we have declared our quarterly dividend of $0.57 per share, which is consistent with our stated guidance to pay at least 75% of our AFFO in dividends, with the goal to increase our dividend payout ratio over time. As we have expressed to you in the past, our board and our management team remain focused on the careful evaluation of our allocation of capital to enhance shareholder value.

With respect to our outlook, we continue to be optimistic regarding several new opportunities we are currently pursuing. We continue to actively market our current inventory of vital facilities with approximately 5800 beds. As we have previously discussed, we estimate that the reactivation of our idle beds would add in excess of $0.65 per share in annualized AFFO.

There are a number of publicly-known opportunities at the federal and state level we are currently pursuing, totaling several thousand beds. But further, we are exploring a number of nonpublic opportunities that relate to both new project development as well as potential asset purchases.

We believe that our Company is well positioned to benefit from these important opportunities. We also believe that our Company has attractive investment characteristics which are underpinned by our robust real estate portfolio of Company-owned and leased facilities. Our total real estate portfolio encompasses more than 16 million square feet in owned, leased and managed facilities, and we own more than 4000 acres of land across the United States.

We currently own or lease approximately 70% of our facilities and 60% of our beds worldwide. And more than 70% of our net operating income is generated by our Company-owned and Company-leased facilities. We believe we have stable and sustainable income through increasingly longer contract terms.

We have a diversified base of investment grade government customers with multiple individual contract arrangements, with no single customer contract representing more than 5% of our revenues. We have historically enjoyed solid occupancy rates in the mid to high 90%s, and strong customer retention rates in excess of 90%.

Our long-term assets have a physical useful life of 75 plus years and require relatively low levels of maintenance CapEx estimated at approximately 5% of our net operating income.

Now I would like to turn the call over to Brian Evans to review our financial performance and outlook.

Brian Evans - The GEO Group, Inc. - SVP & CFO

Thank you, George. Good morning, everyone. We are pleased with our first-quarter results and outlook for 2014. As disclosed in our press release today, our adjusted funds from operations for the first-quarter 2014 increased to $0.71 per share from $0.69 per share last year. On a GAAP basis, we reported first-quarter 2014 net income of $0.39 per share compared to $0.33 per share a year ago.

Our revenues for the quarter, first-quarter 2014, increased to approximately $393 million from $377 million a year ago. Approximately 60% of our revenues are generated by our owned and Company-leased properties. For the first-quarter 2014, we reported net operating income of $107.5 million, up from approximately $102 million in the first-quarter 2013.

More than 70% of our net operating income was generated by our Company-owned and Company-leased properties. Our first-quarter 2014 results reflect the reactivation of our Central Valley and Desert View facilities and the contract expansions at our Golden State facility in California, and at our Rio Grande Detention Center in Texas, as well as the assumption of management at the Graceville, Bay and Moore Haven correctional facilities in Florida in February of this year.

Faster than expected normalized contribution for the activation of these projects resulted in our better-than-expected performance during the first quarter.

Moving to our outlook for 2014, which is reflective of the continued growth in our earnings and cash flows. We expect 2014 revenues to be in a range of $1.6 billion to $1.62 billion, and have increased our AFFO per share guidance to a range of $3.00 to $3.08, or $216 million to $222 million. On a GAAP basis, we expect our 2014 net income to be in a range of $1.78 to $1.86 per share.

We have also increased our 2014 net operating income guidance to a range of $452 million to $458 million, and have increased our 2014 adjusted EBITDA guidance to a range of $325 million to $331 million. We expect our second-quarter revenues to be in a range of $404 million to $409 million, and our AFFO per share is expected be in a range of $0.76 to $0.79 per share or $55 million to $57 million.

On a GAAP basis, we expect our net income for the second-quarter 2014 to be between $0.46 and $0.48 per share. Compared to our first-quarter results, our second-quarter AFFO guidance reflects lower employment tax expense of $0.04 to $0.05 per share, as well as normalized contribution from our recently activated beds in California and Florida and Texas.

For the second half of the year, our guidance incorporates the expected reactivation of our McFarland, California facility, which is expected to result in positive earnings contribution during the fourth quarter, offset by projected startup expenses during the ramp-up in the third quarter.

Our guidance did not assume the potential reactivation of our remaining available facilities totaling approximately 5800 beds or any new projects, both of which would represent significant upside to our financial performance.

With respect to our liquidity position, as of the end of the first quarter we had $38 million in cash on hand and approximately $304 million in available capacity under our revolving credit facility, exclusive of $335 million in outstanding borrowings and approximately $61 million set aside for letters of credit.

With respect to our uses of cash, we expect our project and growth CapEx to be approximately $19 million in 2014, and we have approximately $20 million in scheduled annual principal payments of debt.

With that, I will turn the call to John Hurley to do a review of our market opportunities. John?

John Hurley - The CEO Group, Inc. - President, GEO Corrections & Detention

Thanks, Brian, and good morning, everyone. I would like to address select, publicly known business development opportunities in our key segments, starting with the federal market and the three federal government agencies we serve. We have a long-standing partnership with the Federal Bureau of Prisons, the United States Marshals Service, and US Immigration and Customs Enforcement or ICE, and we provide cost-effective solutions for them at a number of facilities across the country.

We continue to see meaningful opportunities for us to partner with all three of these federal agencies. The Federal Bureau of Prisons continues to face capacity constraints coupled with the growing offender population, and ICE and the US Marshals Service continues to consolidate existing populations into larger, more modern facilities, which has driven the need for additional private beds.

With respect to recent project activations and contract awards, we recently announced a 400-bed contract capacity expansion at our Company-owned Rio Grande Detention Center to 1900 beds under our existing contract with the US Marshals Service. Under the expanded contract, the US Marshals will house up to 1228 offenders at the center, with 672 beds reserved for use by ICE. The 1900 bed center is expected to generate approximately $38 million in annual revenues.

Additionally, late last year we signed a contract with ICE for the development and operation of a new $20 million 400-bed transfer center in Alexandria, Louisiana, as an annex to our LaSalle Detention Facility. We expect that the new Company-owned center will be completed in the fourth quarter of 2014, and will generate an additional $8.5 million in annual revenues.

With regards to pending procurements, the Bureau of Prisons has issued a solicitation with two requirements. Each requirement is to house approximately 1500 to 2000 low security adult males. This RFP is limited to existing facilities with no expansions permitted. One facility must be located in Ohio, Michigan, Pennsylvania, New Jersey or in New York. The other proposed facility may be located anywhere in the continental United States.

This procurement will include the rebid of our Company-owned facility in Pennsylvania whose contract expires in April 2016, and the rebid of another BOP privately operated facility in Ohio, whose contract expires in May 2015. Proposals for this RFP were submitted last August with awards expected in the second half of 2014.

Additionally, ICE has issued requests for information for several Company-owned and operated detention facilities, ranging from 800 to 2000 beds.

Turning to our state market segment, as states across the country continue to face budgetary pressures, their ability to achieve cost savings becomes an even more important priority, which leads to increased interest in privatization projects.

Several states across the country continue to face capacity constraints and inmate population growth. Many of our state clients require additional beds as inmate populations continue to increase, and aging, inefficient prisons need to be replaced with new, more cost-effective facilities.

For instance, in the states where we currently operate, the average age of state prisons ranges from approximately 30 to 60 years. With respect to recent contract activations we have completed the intake of California inmates at our company-owned Central Valley and Desert View facilities which began in October of last year. The two facilities which total 1400 beds are expected to generate approximately $31 million in annualized revenues.

We also expanded the contract capacity at our Golden State facility by 100 beds under a new long-term agreement with the State of California. This contract capacity expansion is expected to generate an additional $2.2 million in annual revenues.

Additionally, in early April we announced the reactivation of our Company-owned McFarland facility under a new contract with the California Department of Corrections & Rehabilitation effective through June 30, 2018. The 260-bed McFarland facility will house female inmates and will provide enhanced, offender rehabilitation and recidivism reduction programs.

The contract has a provision for a 260-bed expansion which can be exercised at the state’s option and would require us to complete the expansion within 12 months, once that option is exercised. We expect to begin the intake of inmates in the third quarter, and the facility is expected to generate approximately $9 million in annualized revenues.

We believe this important contract is indicative of the continued need for correctional beds and rehabilitation services in the State of California, and it is a representation of how our Company is positioned to pursue incremental growth opportunities through the delivery of enhanced rehabilitation services, both in prison as well as through an unmatched network of community reentry facilities in California and elsewhere.

In Florida, we assumed management of 3854 beds at the Graceville, Moore Haven and Bay correctional facilities in early February. These managed-only agreements are expected to generate approximately $56 million dollars in annualized revenues. We believe these important awards strengthen our long-standing partnership with the State of Florida, which has generated significant savings for Florida’s taxpayers and has provided significant inmate rehabilitation and treatment programs since the 1990s.

With respect to new and pending procurements, the State of Oklahoma has issued a request for a proposal for up to 2000 beds at existing in-state facilities. Proposals under this procurement were submitted in February, and an award is expected before the middle of the year. We believe that our 2000-bed Great Plains Facility in Hinton, Oklahoma is an excellent fit for this important opportunity.

Additionally, we believe there are several states considering public/private partnerships for the development and operation of new and replacement correctional facilities, including the State of Utah which is currently evaluating options for the private development ownership and potential operation of new replacement facilities totaling approximately 5000 beds.

Finally, in our international markets we have been shortlisted by the State of Victoria in Australia for the development and management of a new 1300-bed prison. An award under this procurement is expected to be made in the second half of 2014.

At this time, I’ll turn the call over to George for a review of our GEO community segment and his closing remarks. George?

George Zoley - The GEO Group, Inc. - Chairman & CEO

Thank you, John. Turning to our GEO community services segment, each of our community services divisions continues to pursue several new growth opportunities. Our reentry services division is competing for a number of formal solicitations for residential community-based reentry centers across the United States.

Additionally, we are working with our existing local and state correctional clients to leverage new opportunities in the provision of community-based reentry services in both residential facilities as well as non-residential day reporting centers.

During the first quarter, we activated 6 new day reporting centers in Pennsylvania, which are expected to generate more than $5 million in annualized revenues. Additionally, earlier this month we received a notice of intent of award for more than 200 residential reentry beds in the State of New Jersey.

Our youth services division continues to work towards maximizing the utilization of our existing asset base. We have continued to undertake a number of marketing and consolidation initiatives to increase the overall utilization of our existing youth services facilities in the states of Pennsylvania, Ohio, Illinois, Texas and Colorado.

Finally, our BI subsidiary continues to market its supervision and electronic monitoring services to local, state and federal correctional agencies nationwide. BI is also currently participating in the rebid process for its contracts with ICE for the provision of community supervision and electronic monitoring services under the Intensive Supervision Appearance Program, as well as the Administrative Office of the US Courts for the provision of electronic monitoring services for federal parolees and probationers.

Overall, BI has continued to grow its market share of electronic monitoring market in the United States. Since the middle of last year, BI has added approximately $6 million in annualized revenues through new organic wins, and we expect to compete on additional opportunities, as correctional agencies across US increase their use of electronic monitoring technologies to track offenders who have been placed under community supervision.

In closing, we are very pleased with our first-quarter results and our 2014 outlook, which continue to be driven by solid operational and financial performance from our core operations in the US and internationally. During this first quarter, we achieved a number of important milestones with several project activations and contract awards, which are indicative of the need for correctional and detention beds, as well as diversified rehabilitation and reentry services.

We are actively marketing our 5800 idle beds in inventory, which we estimate would add more than $0.65 per share to our AFFO. We are also pursuing several publicly-known opportunities totaling several thousand beds, and we are exploring a number of other growth opportunities for the development of new projects and the potential purchase of assets.

We expect that all these efforts will continue to drive growth for our Company, and we remain focused on effectively allocating capital to enhance value for our shareholders.

We also believe that our diversified growth and investment strategies have positioned GEO as the leading provider of correctional, detention and community reentry services through a GEO continuum of care that can deliver performance-based rehabilitation programs and significant cost savings for our customers worldwide.

As I have expressed to you in the past, we view all of these different initiatives to enhance shareholder value as complementary, and none our pursued to the detriment of the others.

This concludes our presentations. We would now like to open the call to your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Brian Ruttenbur, CRT Capital.

Brian Ruttenbur - CRT Capital - Analyst

Great, thank you very much. Thank you and congratulations, Brian and George. Great quarter. The questions I have that have been coming up have been about the dividend plan going forward.

What is the plan to increase this year and next year and the long-term?

Brian Evans - The GEO Group, Inc. - SVP & CFO

Brian, this is Brian. We will continue to monitor, as we’ve said. Over time, we will look to increase the payout ratio. We want to connect that with the appropriate catalyst, so I think growth in the business, growth in the AFFO will certainly drive the dividend up, drive increases and then potentially drive the payout ratio up over time as well.

Brian Ruttenbur - CRT Capital - Analyst

Okay. And then in terms of tax rate, the 8% to 9% is the norm going forward, as I understand. Is there anything we should be looking at and in the future that would lower that or raise that beyond that range?

Brian Evans - The GEO Group, Inc. - SVP & CFO

No, I think where we are right now is consistent with where we would expect to be, absent some sort of deduction or one-off type event, but we are really past those items. We had some issues last year with some deductions that we had taken and they were under IRS review, and that is why there were some of those one-off adjustments last year. But those items have been for the most part cleared out.

Brian Ruttenbur - CRT Capital - Analyst

Okay. And then the last question. Over the next 90 days, what do you anticipate getting awarded in the corrections market that is publicly known? And is Mesa Verde in that mix in your California facility?

George Zoley - The GEO Group, Inc. - Chairman & CEO

I don’t believe there is a publicly-known procurement that will result in an award in the next 90 days.

Brian Ruttenbur - CRT Capital - Analyst

Okay, is Mesa Verde one of the ones that is just being a negotiated deal, and what is the status of that?

George Zoley - The GEO Group, Inc. - Chairman & CEO

I can’t really comment on that, Brian.

Brian Ruttenbur - CRT Capital - Analyst

Okay, very good. Thank you very much.

Operator

Tobey Sommer, SunTrust.

Tobey Sommer - Suntrust - Analyst

I was wondering if the potential purchase of assets or maybe the emergence of landlord type opportunities has changed your expectation for returns for the business. You know, given that perhaps in a landlord type situation, you don’t have the operational risk. I’d love to get your updated thoughts on how you view those kind of opportunities.

George Zoley - The GEO Group, Inc. - Chairman & CEO

I think our views have changed somewhat where I think they’ve had been broadened to encompass the idea of just being the landlord and not necessarily having to be the operator as well. I think increasingly, we are becoming more of a real estate company with our revenues and profits derived primarily from that. And with our improved access to capital and I think increasing number of ownership opportunities in our market, we have responded in our thinking to broaden our view that being the landlord is quite acceptable within our revised business model.

Tobey Sommer - Suntrust - Analyst

Thank you. George, when you think of these opportunities, particularly the new landlord type opportunity, do you see that as being something that would involve more new construction or asset purchases of existing facilities that would then kind of be converted to your real estate? How might that unfold?

George Zoley - The GEO Group, Inc. - Chairman & CEO

Well, I think both types are happening simultaneously. There are certain existing facilities that are being marketed that we are contacted about that are available for purchase. But we are also aware of new projects, particularly criminal justice type projects, that would require new construction, and we are interested in both.

Tobey Sommer - Suntrust - Analyst

One last question on this front. Are the competitors for these kind of landlord opportunities similar to historic competition, or is the new nature of those opportunities presenting a different set of competitors?

George Zoley - The GEO Group, Inc. - Chairman & CEO

The type that involves new construction particularly, new criminal justice projects, would involve new types of competitors that are in effect developers and real estate owners. The ownership of existing facilities is probably more restricted to existing operators than competitors.

Tobey Sommer - Suntrust - Analyst

And then just one kind of numbers question as we head into 2Q. How should we think about the seasonality of occupancy as we move throughout 2Q? Are there any discernible trends that you would like to highlight in terms of our modeling? Thanks.

George Zoley - The GEO Group, Inc. - Chairman & CEO

I think we are in very much of a steady state right now. We have gone through our seasonality, and I think it is pretty much steady state for the next couple of quarters. And having looked at my midnight census report this morning, our occupancies are very healthy and I expect them to stay that way for some time.

So we are through the seasonality and we are in a steady state.

Tobey Sommer - Suntrust - Analyst

Thank you very much.

Operator

(Operator Instructions) Brian Hoffman.

Brian Hoffman - Avondale Partners - Analyst

Good morning, thanks. I wanted to ask you guys about California. So besides the McFarland Facility, which we know has the opportunity for expansion, and the recent expansion at Golden State, are there any other facilities in California that could be expanded to accommodate more capacity? And is that a conversation that you are having with the state?

George Zoley - The GEO Group, Inc. - Chairman & CEO

We have additional capacity in California, and we have made our capabilities known to the state.

Brian Hoffman - Avondale Partners - Analyst

Okay, thank you.

Operator

At this time, I would now like to turn the presentation over to George Zoley for further remarks.

George Zoley - The GEO Group, Inc. - Chairman & CEO

Thank you, everyone, for joining us today. Look forward to addressing you on our next conference call. Thank you.

Operator

Ladies and gentlemen, that concludes the presentation for today’s conference. You may now all disconnect, and have a wonderful day.